EXHIBIT 3.2

AMENDED AND RESTATED OPERATING AGREEMENT
OF
LINCOLNWAY ENERGY, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT ("Agreement") is made and entered into as of the date set forth above the signatures to this Agreement, by and among the Members (as that term is defined in Section 1) of Lincolnway Energy, LLC (the "Company").

WHEREAS the Members desire to enter into this Agreement to regulate the affairs of the Company, the conduct of its business and the relations of its Members, with this Agreement to amend the existing Operating Agreement of the Company dated as of May 19, 2004 (the "Original Operating Agreement") by replacing and superseding the Original Operating Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing recital and the mutual agreements set forth in this Agreement, the Members agree as follows:

ARTICLE 1
  DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a) Additional Members. The term "Additional Members" means, collectively, any Persons who are issued Units (as that term is defined below) and are admitted as a Member pursuant to the procedures set forth in Section 9.4 at any time after the date of this Agreement, other than any Substitute Members. The term "Additional Member" means any one of the Additional Members.

(b) Adjusted Capital Account. The term "Adjusted Capital Account" means, with respect to each Member, the Member's Capital Account (as that term is defined below) as adjusted by the items described in Sections 1.704-2(g)(1), 1.704-2(i)(5) and 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations (as that term is defined below).

(c) Agreement. The term "Agreement" means this Amended and Restated Operating Agreement, as the same may be amended or restated from time to time in accordance with this Agreement.

(d) Articles of Organization. The term "Articles of Organization" means the articles of organization or the restated articles of organization, as the case may be, of the Company, as the same may be amended or restated from time to time in accordance with this Agreement.

(e) Capital Account. The term "Capital Account" means, with respect to each Member, the capital account of the Member at the particular time in question, as maintained and adjusted up to the particular time in question pursuant to Section 7.2.

(f) Capital Contribution. The term "Capital Contribution" means any cash, property or other forms of consideration acceptable to the Directors (as that term is defined below), which a Member contributes to the Company in the capacity of a Member, whenever the same be made.

(g) Code. The term "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding United States federal revenue laws.

(h) Directors. The term "Directors" means, collectively, the directors elected or appointed from time to time in the manner provided in this Agreement. The term "Director" means any one of the Directors, or, if there is only one Director, the sole Director. As provided in Section 4.16, the Directors are synonymous with, and shall be deemed for all purposes to be the same as, "managers" for purposes of the Iowa Act (as that term is defined below) and the Articles of Organization.

(i) Fiscal Year. The term "Fiscal Year" means the Company's fiscal year, which shall be from the first day of October to the last day of September.

(j) Iowa Act. The term "Iowa Act" means the Iowa Limited Liability Company Act, Chapter 490A of the Code of Iowa, as amended or redesignated from time to time.

(k) Members. The term "Members" means, collectively, the Persons who are, at the particular time in question, the record holders of the outstanding Units. The term "Member" means any one of the Members, or, if there is only one Member, the sole Member.

(l) Net Losses. The term "Net Losses" means, for each Fiscal Year, the net losses and deductions of the Company determined in accordance with generally accepted accounting principles consistently applied from year to year employed under the cash or accrual method of accounting, as determined by the Directors, and as reported, separately or in the aggregate, as appropriate, on the Company's information tax return filed for United States federal income tax purposes, plus any expenditures not deductible in computing the Company's taxable income and not properly chargeable to Capital Accounts under the Code, less any income of the Company which is exempt from United States federal income tax under the Code. The Company may determine Net Losses utilizing the cash method or the accrual method of accounting, as determined by the Directors, and the Directors may determine to utilize one method for tax purposes of the Company and another for financial and/or other purposes. The determination of Net Losses shall not include any Regulatory Allocations (as that term is defined below).

(m) Net Profits. The term "Net Profits" means, for each Fiscal Year, the net income and gains of the Company determined in accordance with generally accepted accounting principles consistently applied from year to year employed under the cash or accrual method of accounting, as determined by the Directors, and as reported, separately or in the aggregate, as appropriate, on the Company's information tax return filed for United States federal income tax purposes, plus any income of the Company which is exempt from United States federal income tax under the Code, less any expenditures not deductible in computing the Company's taxable income and not properly chargeable to Capital Accounts under the Code. The Company may determine Net Profits utilizing the cash method or the accrual method of accounting, as determined by the Directors, and the Directors may determine to utilize one method for tax purposes of the Company and another for financial and/or other purposes. The determination of Net Profits shall not include any Regulatory Allocations.

(n) Person. The term "Person" means and includes natural persons and any firm, general partnership, limited partnership, limited liability company, limited liability limited partnership, limited liability partnership, corporation, joint venture, trust, cooperative, association and any other legal entity of whatever nature, including public or governmental bodies, agencies or instrumentalities.

(o) Regulatory Allocations. The term "Regulatory Allocations" means the allocations pursuant to Sections 8.1(b), (c), (d) and (e).

(p) Substitute Member. The term "Substitute Member" means any Person who is an assignee of a Unit and who has been admitted as a Member with respect to such Unit pursuant to the procedures set forth in Section 9.2.

(q) Treasury Regulations. The term "Treasury Regulations" means the Income Tax Regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time.

(r) Units. The term "Units" means the capital units of the Company. The term "Unit" means any one of the capital units of the Company.

Other terms which are utilized in this Agreement may be defined in other sections of this Agreement.

ARTICLE 2
PURPOSE OF THE COMPANY

The Company has the purpose of engaging in, and has the authority to engage in, any lawful activity.

ARTICLE 3
CERTIFICATES FOR UNITS

3.1 Certificates for Units. Units may be issued with or without certificates as determined and authorized by the Directors from time to time. Any certificates which are issued for Units shall be in such form as the Directors shall prescribe. All Units and all interests represented thereby shall in all events be issued and held upon and subject to all of the terms and conditions of applicable law and this Agreement, including Sections 9.1 and 9.2, and the Directors may require that any certificates which are issued to evidence any Units shall bear a legend to such effect, in addition to any other legends as the Directors may require.

3.2 Execution of Certificates. All certificates for Units shall be numbered in the order in which they shall be issued and shall be signed by any two Directors or by the Chairman or the President and the Secretary of the Company. The signature of a Director or of the Chairman, the President or the Secretary upon a certificate may be by facsimile. In the event any individual who has signed or whose facsimile signature has been placed upon a certificate for Units shall have ceased to be a Director or the Chairman, the President or the Secretary, as the case may be, of the Company before the certificate is issued, the certificate may be issued by the Company with the same effect as if the individual were a Director or the Chairman, the President or the Secretary, as the case may be, of the Company at the date of issue of the certificate.

3.3 Cancellation. Every certificate surrendered to the Company for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 3.4; provided, however, that the Directors may authorize the issuance of Units without certificates in exchange for any surrendered and canceled certificate. Every certificate surrendered to the Company for transfer shall be properly endorsed for transfer.

3.4 Lost, Destroyed, or Mutilated Certificates. In the event of the loss, theft or destruction of any certificate for any Unit, another may be issued in its place pursuant to such regulations as the Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of satisfactory indemnity or bonds of indemnity.

3.5  Unit Record and Ownership. A record shall be kept by the Company of the names and addresses of all Members and the number of Units held by each Member, and if the Units are represented by certificates, the respective dates thereof, and in case of cancellation, the respective dates of cancellation. The Person in whose name Units stand on the books of the Company shall be deemed to be the record holder and owner of such Units and the Member with respect to such Units for all purposes as regards the Company.

3.6 Transfers of Units. Transfers of Units shall be made only on the books of the Company by the record holder thereof, or by such holder's attorney thereunto authorized by power of attorney duly executed and filed with the Company, and on surrender of the certificate or certificates for such Units, if any, properly endorsed and the payment of all transfer taxes thereon, if any. All Units and all interests represented thereby shall in all events be transferable only upon and subject to all of the terms and conditions of applicable law and this Agreement, including Sections 9.1 and 9.2.

3.7 Regulations. The Directors may make such other rules and regulations as the Directors may deem necessary or appropriate concerning the issue, transfer and registration of Units, so long as such rules and regulations are not inconsistent with the Articles of Organization, this Agreement or applicable law.

ARTICLE 4
RIGHTS AND DUTIES OF DIRECTORS; OFFICERS

4.1 Qualifications and General Powers of the Directors. Subject only to Section 4.15, the business and affairs of the Company shall be managed under the direction of the Directors. No Director is required to be a Member, an officer or employee of the Company, or a resident of the State of Iowa. No Director may delegate to any Person the Director's rights and powers to manage and control the business and affairs of the Company, except only as provided in Sections 4.12 and 4.13 with respect to the appointment of officers for the Company and the establishment of committees, and except that the Directors may cause the Company to enter into such management, consulting, advisory, employment or other agreements as the Directors may determine from time to time, and on such terms and conditions as are determined by the Directors.

Without limiting the generality of the foregoing, the Directors shall have the power and authority, on behalf of the Company, to exercise all powers of the Company under Section 490A.202 of the Iowa Act, including:

(a) to employ or otherwise retain the services of such agents, employees, general managers, accountants, attorneys, consultants, experts and other Persons as the Directors determine to be necessary or appropriate to carry out the business and affairs of the Company from time to time, whether or not any such Persons are a Director, a Member or an officer of the Company or are affiliated with or related to any Director, Member or officer, all upon terms satisfactory to the Directors, and to pay such fees, salaries, wages and other compensation to such Persons from the funds of the Company as the Directors shall determine from time to time;

(b) to pay, extend, renew, modify, adjust, contest, submit to arbitration, prosecute, defend, settle or compromise, upon such terms as the Directors may determine and upon such evidence as the Directors may deem sufficient, any obligation, suit, liability, cause of action, claim, counterclaim or other dispute, including taxes, either in favor of or against the Company;

(c) to pay any and all fees and to make any and all other expenditures which the Directors deem necessary or appropriate to, or in connection with, the business and affairs of the Company;

(d) to offer and sell Units, debt or other securities of the Company, and in connection with the offer and sale of any Units, debt or other securities of the Company the Directors may (i) prepare and file, or cause to be prepared and filed, one or more offering statements or registration statements and related or other documentation, and all such amendments and supplements thereto as the Directors shall deem advisable from time to time, with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and/or any other domestic or foreign authorities for the registration, offering and sale of the Units, debt or other securities of the Company in the United States or elsewhere, and along with one or more offering memorandums, offering circulars, prospectuses or other disclosure documents, and all amendments and supplements to any thereto; (ii) register or otherwise qualify the Units, debt or other securities for offering and sale under the blue sky and securities laws of such states of the United States and other domestic or foreign jurisdictions as the Directors shall deem advisable; (iii) make all such arrangements for the offering and sale of the Units, debt or other securities of the Company as the Directors shall deem appropriate, whether pursuant to a registration of the Units, debt or other securities or otherwise, and (iv) take all such action with respect to the matters described in the preceding subclauses (i) through (iii) as the Directors shall deem advisable or appropriate;

(e) to take all such action as the Directors deem necessary or appropriate to avoid the requirement that the Company register as an investment company, a broker-dealer or any other form of regulated entity under any applicable foreign, federal, state or local law, rule, regulation or order, or, if so determined by the Directors, to take all such action as the Directors deem necessary or appropriate to cause the Company to be registered or licensed under any such law, rule, regulation or order and to otherwise bring the Company in compliance with any such law, rule or regulation or order;

(f) to conduct and direct the banking business of the Company and to invest any funds of the Company that are not required for or are otherwise not committed to the conduct of the Company's business from time to time in such manner as the Directors may from time to time determine, including in certificates of deposit, commercial paper, treasury bills, sweep accounts, and other investments;

(g) to negotiate, enter into, execute, acknowledge and deliver any and all contracts, agreements, licenses, documents or instruments which the Directors from time to time determine are necessary or appropriate to the business, affairs or purposes of the Company, and with such Persons as the Directors shall from time to time determine and whether or not any such Persons are a Director, a Member or an officer of the Company or are affiliated with or related to any Director, Member or officer, including subscription agreements for Units, debt or other securities of the Company; checks, drafts, notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of any or all of the Company's assets and properties; assignments; bills of sale; leases; partnership agreements; and all other contracts, agreements, instruments or documents necessary or appropriate, in the judgment of the Directors, to the business, affairs or purposes of the Company;

(h) to pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon the Company or any of the assets or properties of the Company, or to contest any such taxes, charges or assessments;

(i) to acquire any assets or properties from any Person as the Directors may determine and on such terms as are determined by the Directors, and the fact that such Person is a Director, a Member or an officer of the Company or that a Director, a Member or an officer is directly or indirectly affiliated or connected with any such Person shall not prohibit the Directors from dealing with that Person;

(j) to borrow money for the Company from banks, insurance companies or other financial or lending institutions, a Director, a Member, an officer of the Company, an affiliate of a Director, a Member or an officer or from any other Person, all on such terms as the Directors deem appropriate, and in connection therewith, to mortgage, encumber and grant security interests in any or all of the assets and properties of the Company to secure repayment of the borrowed sums;

(k) to purchase liability and other insurance to protect the Company's assets, property and business or any other potential obligations or liabilities of the Company, including obligations and liabilities arising under Article 11;

(l) to hold and own any Company real estate or personal property in the name of the Company;

(m) to conduct or operate any of the Company's business or affairs by, through or in connection with any subsidiary or affiliate of the Company, and to organize, and to make capital contributions or loans to, any such subsidiary or affiliate;

(n) to establish and maintain a reserve or fund, in such amounts and at such times as are determined by the Directors, for the purpose of the possible purchase of Units by the Company;

(o) to cause the Company to, at any time and from time to time, redeem or repurchase any or all of the Units of any Member or Members, on such terms as are determined by the Directors;

(p) to make all determinations and decisions which are reserved to the Directors, or which are otherwise to be made by the Company, under this Agreement, including the declaration and payment of distributions to the Members pursuant to Section 8.2; and

(q) to do and perform any and all other acts and things whatsoever as the Directors shall from time to time determine to be necessary or appropriate to carry out any of the foregoing or any other term or condition of this Agreement or of the Articles of Organization or the Iowa Act, or to the conduct or operation of the Company's business, affairs or purposes from time to time, and not inconsistent with applicable law, the Articles of Organization or this Agreement.

4.2 Number of and Election of Directors; Terms of Office. The number of Directors shall be not less than seven nor more than thirteen, with the exact number within such range to be determined and established from time to time by the Members. In the absence of a specific resolution by the Members, the number of Directors shall be nine.

Subject to Section 4.10, the Directors shall be elected by the Members at the annual meeting of the Members. Subject again to Section 4.10, each Director shall serve until the third annual meeting of the Members which follows the annual meeting at which he or she was elected and until his or her successor shall have been elected and shall have qualified, or until his or her death or resignation or removal in accordance with this Agreement.

The Directors shall be divided into three classes based on their term of office, with each class to be as nearly equal in number as possible. The term of each of the individuals serving in one class of the Directors shall expire each year at the annual meeting of the Members for that year, and each individual elected by the Members to succeed that class of the Directors shall be elected to serve until the third annual meeting of the Members which follows the annual meeting at which such individual was elected and until his or her successor shall have been elected and shall have qualified, or until his or her death or resignation or removal in accordance with this Agreement.

Any vacancy occurring in any Director position (including by the Members increasing the number of Directors) shall be filled in the manner provided in Section 4.10.

In the event the Members decrease the number of Directors, the Directors shall designate the class of Directors from which such decrease shall occur, but with each class to be as nearly equal in number as possible following such decrease in the number of Directors. No decrease in the number of Directors shall have the effect of terminating or shortening the term of any then incumbent Director.

4.3 Nominations for Directors. The Directors, or a nominating committee established by the Directors, shall prepare a list of nominees for each Director position to be filled at the next annual meeting of the Members. The Directors may, pursuant to agreement with any Person, permit such Person to designate a nominee or nominees for election as a Director.

Any Member or Members owning at least five percent of the outstanding Units may also nominate any individual (including any such Member) for election as a Director at the next annual meeting of the Members by submitting a written nomination petition to the Company in a form provided by the Company (the "Nomination Petition") and signed by such Member or Members; provided, however, that (i) the Nomination Petition must be fully completed and received at the principal office of the Company no sooner than the October 1, but not later than the November 30, which precedes the annual meeting in question, or, if another period is expressly and affirmatively required by applicable law, rule or regulation, within the time period required by such law, rule or regulation; (ii) the nominee must submit a signed written statement in a form provided by the Company (the "Nominee Statement") wherein the nominee shall, among other things, agree that the nominee will serve as a Director if elected and will prepare, execute and/or file all such reports and documents, and provide the Company with all such information, as may be necessary or appropriate in order for the Company to comply with all applicable laws, rules and regulations, including the Securities Exchange Act of 1934 and all rules and regulations promulgated thereunder; (iii) the nominee must meet all qualification requirements for Directors as may exist at the time of the nomination and at the time of election; and (iv) the Directors shall have the right to determine the slate (if any) on which the nominee shall be placed for purposes of the vote of the Members. The Nomination Petition and the Nominee Statement may require all such information and all such agreements and representations as are determined to be necessary or appropriate by the Directors or the President. Any Nomination Petition or Nominee Statement which is not fully completed and properly executed, or which is not received within the time period provided above or is not true, accurate and complete in all respects, may be rejected by the Company and, if rejected, shall be returned by the Company to the Member or Members submitting the Nomination Petition or to the nominee submitting the Nominee Statement, as the case may be.

No nominations for any Director position may be made from the floor at any meeting of the Members.

4.4 Quorum and Manner of Acting. Subject to Section 4.10, a quorum for a meeting of the Directors shall consist of a majority of the total number of Directors established from time to time in accordance with Section 4.2. If at any meeting of the Directors there be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given.

At all meetings of the Directors, a quorum being present, the act of a majority of the total number of Directors then in office shall be the act of the Directors with respect to all votes, decisions, acts or other determinations to be made or taken by the Directors, including with respect to the matters addressed in Sections 4.1, 4.2, 4.10, 4.11, 4.12, 7.1, 7.2, 7.4, 8.1, 8.2, 9.1, 9.4, 9.5 and 9.6, unless the vote of a greater number is otherwise affirmatively and expressly required by the Iowa Act or other applicable law with respect to the particular matter in question notwithstanding the intent, desire and agreement of the Members as expressed in this paragraph that the act of a majority of the total number of Directors then in office shall be the act of the Directors with respect to all matters presented to or otherwise determined by the Directors.

Any action required or permitted to be taken at a meeting of the Directors may be taken without a meeting and without notice if the action is taken by at least seventy-five percent (75%) of the total number of Directors then in office and if one or more written consents or written actions describing the action so taken shall be signed by such Directors. Any such written consent or written action shall be effective when the last such Director signs the written consent or written action, unless the written consent or written action specifies a different effective date. Any such written consent or written action shall be placed in the minute book of the Company or otherwise retained in the records of the Company. The Company shall promptly give a copy of each such written consent or written action to each Director who did not sign the written consent or written action in question. Any written consent or written action of the Directors may be executed in counterparts, and may be given and received by the Company and any or all of the Directors by any form of electronic transmission as provided in Section 12.1.

4.5 Meetings of Directors; Place of Meetings. The Directors shall meet within forty-five days of the date of each annual meeting of the Members for the purpose of the designation and election of officers, the establishment of any committees and the transaction of such other business as is determined by the Directors. Notice of such annual meeting of the Directors shall be given as provided below for special meetings of the Directors.

Regular meetings of the Directors shall be held at such place and at such times as the Directors may fix and determine from time to time. No notice shall be required for any such regular meeting of the Directors.

Special meetings of the Directors shall be held whenever called by the Chairman, the President or by any three or more of the Directors at the time being in office. Notice of each special meeting shall be given to each Director at least two days before the date on which the meeting is to be held. Each notice shall state the date, time and place of the meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting.

At any meeting at which every Director is present, even without any notice, any business may be transacted.

A Director may waive any notice required by law or this Agreement if the waiver is in writing and is signed by the Director, and whether before or after the date and time stated in such notice. A waiver of notice shall be equivalent to notice in due time as required by law or this Agreement. The attendance of a Director at, or participation in, a meeting shall constitute a waiver of notice of such meeting and of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Director, at the beginning of the meeting or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

A Director who is present at a meeting of the Directors at which action on any matter is taken shall be presumed to have assented to the action taken unless the Director's dissent is entered in the minutes of the meeting or unless the Director files a written dissent to the action with the individual acting as the secretary of the meeting before the adjournment thereof or forwards such dissent by registered or certified mail to the Chairman, the President, the Secretary or the other Directors immediately after the adjournment of the meeting. No right to dissent shall be available, however, to a Director who voted in favor of the action in question.

The Directors may hold meetings of the Directors at such place or places, either within or without the State of Iowa, as the Directors may from time to time determine. If no designation of the place for a meeting of the Directors is made, the place of the meeting shall be the principal office of the Company.

The Directors may hold any meeting, and a Director may participate in any meeting, by any means of communication, including telephone or video conference call or other telecommunications equipment or methods, by means of which all of the Directors participating in the meeting can simultaneously hear each other during the meeting. A Director participating in a meeting by any such means or methods is deemed to be in attendance at and present in person at the meeting.

At all meetings of the Directors, the Chairman, or in the absence of the Chairman, the Vice Chairman, or in the absence of the Vice Chairman, the individual designated by the vote of a majority of the total number of Directors then in office, shall preside over and act as chairperson of the meeting. At all meetings of the Directors, the Secretary, or in the absence of the Secretary, the individual designated by the vote of a majority of the total number of Directors then in office, shall act as secretary for the meeting. All business to be transacted at meetings of the Directors shall be transacted in such order and with such procedures as the chairperson of the meeting shall determine.

The Directors may adopt rules and regulations for the conduct of the meetings of the Directors and the management of the Company, so long as such rules and regulations are not inconsistent with the Articles of Organization, this Agreement or applicable law.

4.6 No Liability. A Director does not guarantee the return of any Member's Capital Contribution or Capital Account, any distributions to the Members or a profit for the Members from the operations of the Company. A Director is not personally liable for any of the acts or omissions of the Company, or for any debts, losses, liabilities, duties or obligations of the Company, whether arising in contract, tort or otherwise.

4.7 Directors Have No Exclusive Duty to Company. Except only as may be provided in another agreement between the Company and the Director in question, a Director shall not be required to manage the Company as his or her sole and exclusive function, and a Director may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in any other interests or activities of any of the Directors or to the income, proceeds or other benefits derived therefrom.

4.8 Resignation. Any Director may resign at any time by giving written notice to the Chairman, the President, the Secretary, or any two of the other Directors. The resignation of a Director shall be effective when the notice is received by the Chairman, the President, the Secretary or any other Director, as the case may be, or at such later time as may be specified in the notice; and, unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make it effective.

4.9 Removal. Any Director may be removed, with or without cause, but only by the Members.

4.10 Vacancy. Any vacancy occurring for any reason in a Director position (including through an increase in the number of Directors or the death, removal or resignation of any Director) may be filled by either the remaining Directors or by the Members, except that only the Members may fill a vacancy occurring because of the removal of a Director by the Members. If the Directors remaining in office constitute fewer than a quorum of the Directors, the Directors may fill the vacancy by the affirmative vote of a majority of the Directors remaining in office.

In the event of a vacancy occurring by reason of an increase by the Members in the number of Directors, the Directors shall designate the class of the Directors to which such additional position shall be assigned, but with each class to be as nearly equal in number as possible following such increase in the number of the Directors.

An individual elected by the Directors to fill a vacancy shall continue to serve as a Director only until the next annual meeting of the Members, at which time the Members shall elect an individual to such Director position, who shall serve for the remainder of the unexpired term of such Director position and until his or her successor shall have been elected and shall have qualified, or until his or her death or resignation or removal in accordance with this Agreement. An individual elected by the Members to fill a vacancy shall continue to serve as a Director for the remainder of the unexpired term of such Director position and until his or her successor shall have been elected and shall have qualified, or until his or her death or resignation or removal in accordance with this Agreement.

4.11 Salary and Other Compensation. Subject only to Section 4.15(e), the salaries, fees, benefits, reimbursements and all other compensation payable to the Directors and to the officers of the Company, in their capacity as Directors and officers, shall be fixed from time to time by the Directors, including with respect to meeting and committee fees. No Director or officer of the Company shall be prevented from receiving any salary, fees, benefits, reimbursements or other compensation by reason of the fact, without limitation, that the Director or officer is also a Member or affiliated with any Member.

4.12 Officers. The officers of the Company shall be a Chairman, a Vice Chairman, a President, one or more Vice Presidents (the number thereof to be determined by the Directors), a Secretary, a Chief Financial Officer, a Treasurer and such other officers as may from time to time be designated and elected by the Directors. One individual may hold the offices and perform the duties of any two or more of said offices. No officer is required to be a Director, a Member or a resident of the State of Iowa. The Directors may delegate the powers or duties of any officer to any other officer or agents, notwithstanding any provision of this Agreement, and the Directors may leave any office unfilled for any such period as the Directors may determine from time to time, except the offices of President, Chief Financial Officer and Secretary.

The officers of the Company shall be elected annually by the Directors at the annual meeting of the Directors. Each officer shall hold office until the next succeeding annual meeting of the Directors and until his or her successor shall have been elected and shall have qualified, or until his or her death or resignation or removal in accordance with this Agreement.

An officer may resign at any time by delivering written notice to the Chairman, the President, the Secretary or any two of the Directors. The resignation of an officer shall be effective when the notice is received by the Chairman, the President, the Secretary or any Director, as the case may be, or at such later time as may be specified in the notice, and, unless otherwise specified in the notice, the acceptance of a resignation shall not be necessary to make it effective. Any officer may be removed by the Directors at any time, with or without cause, for any reason or for no reason, but such removal shall be without prejudice to the contract rights, if any, of the individual so removed. The election of an officer does not itself create contract rights in favor of the officer.

The Chairman shall, if present at the meeting in question, preside over and act as chairperson of all meetings of the Members and all meetings of the Directors. The Chairman shall have authority to sign, execute and acknowledge all contracts, checks, deeds, mortgages, bonds, leases or other obligations on behalf of the Company which shall be authorized by the Directors, and may, along with the Secretary, sign certificates for Units, the issuance of which shall have been duly authorized by the Directors. The Chairman shall be subject to the control of the Directors and shall keep the Directors fully informed and shall freely consult with the Directors concerning the business of the Company. The Chairman shall also perform all duties as may from time to time be assigned to the Chairman by the Directors.

The Vice Chairman shall perform the duties of the Chairman in the absence of the Chairman or in the event of the death, inability or refusal to act of the Chairman, and, when so acting, shall have all of the powers of and be subject to all the restrictions upon the Chairman. The Vice Chairman shall also perform such duties as may from time to time be assigned to the Vice Chairman by the Chairman, the President or the Directors.

The President shall, subject to the control of the Directors, have general charge of and direct the operations of the Company and shall be the chief executive officer of the Company. The President shall keep the Directors fully informed and shall freely consult with the Directors concerning the business of the Company in his or her charge. The President shall have authority to sign, execute and acknowledge all contracts, checks, deeds, mortgages, bonds, leases or other obligations on behalf of the Company as the President deems necessary or appropriate to or for the course of the Company's regular business, or which shall be authorized by the Directors, and may sign, along with the Secretary, certificates for Units, the issuance of which shall have been duly authorized by the Directors. The President may sign, in the name of the Company, all reports and all other documents or instruments which are necessary or appropriate to or for the Company's business. The President shall also perform all duties as may from time to time be assigned to the President by the Directors.

In the absence of the President or in the event of the death, inability or refusal to act of the President, the Vice President (or in the event there is more than one Vice President, the Vice Presidents in the order designated at the time of their election, or in the absence of any designation, the senior Vice President in length of service) shall perform the duties of the President, and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. A Vice President shall also perform such other duties and have such authority as may from time to time be assigned to such Vice President by the President or by the Directors.

The Secretary shall (i) if present at the meeting in question, act as secretary for and keep minutes of all meetings of the Members and all meetings of the Directors; (ii) authenticate records of the Company and attend to giving and serving all notices of the Company as provided by this Agreement or as required by applicable law; (iii) be custodian of the seal, if any, of the Company and of such books, records and papers as the Directors or the President may direct; (iv) sign, along with the Chairman or the President, certificates for Units, the issuance of which shall have been duly authorized by the Directors; (v) keep a record showing the names of all persons who are Members, their mailing and e-mail addresses as furnished by each Member, the number of Units held by them and the certificates representing such Units; and (vi) in general, perform all duties incident to the office of Secretary and such other duties as may from time to time be assigned to the Secretary by the President or by the Directors.

The Chief Financial Officer shall be the chief financial officer of the Company, and shall (i) have custody of and be responsible for all moneys and securities of the Company; (ii) keep full and accurate records and accounts in books belonging to the Company, showing the transactions of the Company, its accounts, liabilities and financial condition and shall endeavor to assure that all expenditures are duly authorized and are evidenced by proper receipts and vouchers; (iii) deposit in the name of the Company in such depository or depositories as are approved by the Company, all moneys that may come into the Chief Financial Officer's hands for the Company's account; (iv) prepare or cause to be prepared such financial statements as are directed by the President or by the Directors; and (v) in general, perform such duties as may from time to time be assigned to the Chief Financial Officer by the President or by the Directors.

The Treasurer shall perform the duties of the Chief Financial Officer in the absence of the Chief Financial Officer or in the event of the death, inability or refusal to act of the Chief Financial Officer, and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Financial Officer. The Treasurer shall also perform such duties as may from time to time be assigned to the Treasurer by the Chief Financial Officer, the President or the Directors.

There may also be such number of Assistant Secretaries and Assistant Treasurers as the Directors may from time to time authorize and appoint. The Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary, or by the Chief Financial Officer or the Treasurer, respectively, or by the President or by the Directors. The Directors shall also have the power to appoint any person to act as assistant to any other officer, or to perform the duties of any other officer, whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer so appointed shall have the power to perform all the duties of the office to which he or she is so appointed to be assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Directors.

4.13 Committees. The Directors may, but are not required to, from time to time establish one or more committees, including an executive committee, an audit committee, a compensation committee and a nominations committee, with each committee to consist of two or more Directors appointed by the Directors. Any committee shall serve at the will of the Directors. Each committee shall have the powers and duties delegated to it by the Directors. The Directors may appoint one or more Directors as alternative members of any committee who may take the place of any absent member or members at any meetings of the committee, upon request by the President or the chairperson of the committee. Each committee shall fix its own charter or other rules governing the conduct of its activities as the Directors may request or approve from time to time.

A committee shall not: (i) authorize distributions by the Company; (ii) approve or propose to the Members any action that this Agreement requires be approved by the Members; (iii) fill vacancies in the Directors or on any of the committees of the Directors; (iv) amend the Articles of Organization or this Agreement; (v) authorize or approve the acquisition of any Units by the Company; or (vi) authorize or approve the issuance or sale or contract for the sale of any Units or any debt or other securities of the Company.

4.14 Execution of Documents. The Directors may authorize any one or more Directors or officers of the Company to negotiate, execute and/or deliver any agreements, documents or instruments of whatever type or nature whatsoever on behalf of the Company, and such authority may be general or confined to specific transactions or instances.

4.15 Member Action Required. Notwithstanding anything in this Agreement which may appear to be to the contrary, including Section 4.1, neither the Directors nor any officer of the Company shall take, or cause to be taken, any of the following acts or matters without the vote of the Members taken or otherwise obtained in accordance with Article 6:

(a) the sale, lease, exchange or other transfer or disposition of all or substantially all of the assets of the Company, other than by or pursuant to the granting or entering into of, or the enforcement of any rights or remedies under, any mortgage, deed of trust, pledge, security interest or other form of security or collateral agreement, document, instrument or transaction;

(b) the merger of the Company with or into another Person under the Iowa Act or the conversion of the Company into another form of entity under the Iowa Act;

(c) the dissolution of the Company;

(d) the amendment or restatement of the Articles of Organization or this Agreement;

(e) the issuance of any Units to any Director or any officer of the Company in the individual's capacity as a Director or officer;

(f) the issuance of any Units by the Company if, after giving effect to the issuance of the Units, the Company would have more than 45,608 outstanding Units;

(g) the issuance of any Units for a consideration or value of less than $500 per Unit;

(h) any act or matter for which the vote of the Members is affirmatively and expressly required by any other Section of this Agreement, including under Sections 4.2 and 4.9; or

(i) any act or matter for which the vote of the Members is affirmatively and expressly required by the Iowa Act or other applicable law notwithstanding the intent, desire and agreement of the Members that the only acts and matters which must be voted upon or otherwise approved by the Members are those which are expressly required by subparagraphs (a) through (h) of this Section.

4.16 Directors are Synonymous with Managers. The Directors are synonymous with, and shall be deemed for all purposes to be the same as, "managers" for purposes of the Iowa Act and the Articles of Organization. The Directors may sign any and all agreements, documents or instruments utilizing the title of either "Director" or "Manager". Without limiting the generality of the foregoing, the Directors may be referred to as "directors" or "managers" in any reports or other documents required to be filed by the Company or any Director with any governmental or regulatory authority, including the Securities and Exchange Commission.

ARTICLE 5
RIGHTS AND DUTIES OF MEMBERS

5.1 No Liability. A Member does not guarantee the return of any Member's Capital Contribution or Capital Account, any distributions to the Members, or a profit for the Members from the operations of the Company. A Member is not personally liable for any of the acts or omissions of the Company, or for any debts, losses, liabilities, duties or obligations of the Company, whether arising in contract, tort or otherwise, except only to the extent of any unpaid Capital Contribution of the Member to the Company.

5.2 Members Have No Exclusive Duty to Company. Except only as may be provided in another agreement between the Company and the Member in question, a Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in any other interests or activities of any of the Members or to the income, proceeds or other benefits derived therefrom.

5.3 Company Books; Communications With Directors. The Company shall keep the following documents at the principal office of the Company: (i) a current list of the full name and last known business address of each Member and Director; (ii) a copy of the Articles of Organization and all articles of amendment thereto; (iii) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years; (iv) a copy of this Agreement and all amendments hereto; (v) copies of any financial statements of the Company for the three most recent years; and (vi) such other documents as may from time to time be required by the Iowa Act or other applicable law.

Subject to the following, each Member has the right, for any purpose reasonably related to the Member's interest as a member of the Company, and upon reasonable request and during ordinary business hours, to (i) inspect and copy the Company documents referenced in the preceding paragraph at the Member's expense, and (ii) obtain from any Director or Directors from time to time upon reasonable demand (1) true and full information regarding the state of the business and financial condition of the Company; (2) promptly after they become available, a copy of the Company's federal, state and local income tax returns for each year; and (3) other information regarding the affairs of the Company as is just and reasonable. A Member's rights under this paragraph shall, however, also be subject to the Member's compliance with any safety, security and/or confidentiality guidelines or procedures of the Company.

Any Member desiring to send any communication to the Directors may do so in writing by either delivering the writing to the Company's principal office or by mailing the writing to that office, in either case, to the attention of the President. The Company will provide a copy of each such writing to each Director.

5.4 Priority and Return of Capital. No Member shall have priority over any other Member as to the return of Capital Contributions or Capital Accounts or as to Net Profits, Net Losses or distributions. This Section shall not, however, apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

5.5 Withdrawal of a Member. A Member may not and does not have the power or right to resign or withdraw from the Company prior to the dissolution and winding up of the Company.

No Member shall cease to be a member of the Company because of the occurrence of any act or circumstance other than the sale, assignment or other transfer of all of the Member's Units, including because of the occurrence of any of the acts or circumstances specified in Section 490A.712, subparagraphs 3 through 9, of the Iowa Act.

5.6 Member Authority Limited. No Member, in the capacity as a member of the Company, is an agent of the Company for the purpose of the Company's business or affairs or otherwise. No Member has any right, power or authority to, and shall not, enter into any agreements, documents, instruments or transactions of whatever type or nature for or on behalf of the Company, or otherwise obligate or bind the Company with respect to any transaction or matter whatsoever. No Member may delegate to any Person the Member's rights and powers to manage and control the business and affairs of the Company, except with respect to the giving of a proxy as provided in Section 6.9 and the election of the Directors as provided in this Agreement.

5.7 Limitation on Ownership of Units. Notwithstanding any term or condition of this Agreement which may appear to be to the contrary, no Member shall, directly or indirectly, own, hold or control more than forty-nine percent (49%) of the outstanding Units at any time, unless the Member exceeds that percentage by reason of the Company redeeming or purchasing Units, but in that case, the Member shall not increase the number of Units owned, held or controlled by the Member.

For purposes of this Section, the term "control" means the right or ability to vote or direct the vote of any Units, whether pursuant to a proxy, voting agreement, voting trust, or otherwise.

For purposes of this Section, a Member shall be deemed to indirectly own, hold or control any and all Units which are owned or held by the Member's spouse or any of the Member's parents or minor children (including by adoption) (collectively, the "Relatives"), and by any entity of which any one or more of the Member or any Relative or Relatives owns or holds at least ten percent (10%) of the outstanding voting securities or equity of such entity.

The Company shall not be required to recognize or honor the ownership, holding or control of any Units which are owned, held or controlled in violation of this Section. Each Member shall provide the Company with all such information and documentation as is requested by the Company from time to time in order to determine whether the Member is in compliance with this Section, and each Member shall otherwise promptly and fully cooperate with the Company in this regard.

Notwithstanding the foregoing, this Section shall not be applicable to, and shall not otherwise limit or restrict, the solicitation and receipt of proxies or ballots by the Company or by any Director in the capacity as a Director.

ARTICLE 6
MEETINGS OF MEMBERS; MANNER OF ACTING OF MEMBERS

6.1 Annual and Special Meetings of the Members. An annual meeting of the Members for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, at such time and on such day in January, February, March or April of each year as the Directors shall each year fix, or at such other place, time or date as the Directors may fix and determine from time to time.

Special meetings of the Members, for any purpose or purposes, may be called by the Directors or by the Chairman or the President, and shall be called by or at the direction of the Directors or the Chairman or the President upon the written request of any Member or Members holding at least thirty percent (30%) of the outstanding Units.

6.2 Place of Meetings. The Directors, the Chairman or the President may designate any place, either within or outside the State of Iowa, as the place of meeting for the annual meeting or any special meeting of the Members. If no designation is made by the Directors or by the Chairman or the President, the place of meeting shall be the principal office of the Company in the State of Iowa.

6.3 Notice of Meetings or of Action to be Taken Only by Ballot. Except as provided in Sections 6.4, 6.10 and 6.12, written notice stating the place, day and hour of all meetings of the Members and the purpose or purposes for which the meeting is called, shall be given to each Member not less than five nor more than sixty days before the date of the meeting, by or at the direction of the Directors, the Chairman or the President. The notice shall be given as provided in Section 12.1.

If the Directors determine that any matter or matters to be presented to the vote of the Members shall be done and taken only by a written ballot, without holding a meeting of the Members, notice of the matter or matters, along with the ballot, shall be given to the Members not less than five nor more than ninety days before the last date on which the Company will accept such ballot. The notice shall be given as provided in Section 12.1.

6.4 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Iowa, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

6.5 Record Date. The record date for the purpose of determining the Members entitled to notice of or to vote at any meeting of the Members shall be the date on which notice of the meeting is given to the Members, or if no notice is required to be given of such meeting, the date of the meeting. A determination of the Members entitled to notice of or to vote at any meeting of the Members which has been made as provided in this Section shall also apply to any adjournment of the meeting in question. If the Directors determine that any matter or matters to be presented to the vote of the Members shall be done and taken only by a written ballot, without holding a meeting of the Members, the record date for the purpose of determining the Members entitled to notice of such matter or matters and to vote by ballot on such matter or matters shall be the date such notice and ballot are given to the Members.

6.6 Voting Rights of Members. The Members shall have one vote for each Unit held by them, and the Members shall be entitled to vote on any and all acts, matters, decisions, questions or other determinations on which the vote of the Members is expressly and affirmatively required by this Agreement. A Member abstaining on any vote or withholding the Member's vote shall be counted present for quorum purposes, but the Units of the Member will not be counted as votes cast for or against the act, matter, decision, question or other determination in question.

6.7 Quorum. The Members holding at least twenty-five percent (25%) of the outstanding Units, represented in person or by proxy or written ballot pursuant to Section 6.9, shall constitute a quorum at any meeting of the Members. In the absence of a quorum at a meeting of the Members, the Members holding a majority of the outstanding Units represented at the meeting may adjourn the meeting from time to time without further notice. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Units constituting at least twenty-five percent (25%) of the outstanding Units and which are represented by written ballots which have been timely and properly returned by the Members shall constitute a quorum of the Members for any matter or matters which are presented to the Members only by a written ballot, without a meeting of the Members.

6.8 Manner of Acting. Except only as provided in the following paragraph in this Section, the vote of the Members holding at least a majority of the outstanding Units represented at a meeting at which a quorum of the Members is present shall be the act of the Members with respect to all votes, acts, matters, decisions, questions or other determinations whatsoever to be taken or made by the Members under the Articles of Organization, this Agreement, the Iowa Act (including under Section 490A.1203 of the Iowa Act) or other applicable law, or otherwise, including with respect to the acts and matters specified in Section 4.15, the establishment of the number of Directors pursuant to Section 4.2, the removal of a Director under Section 4.9, and the amendment or restatement of this Agreement or the Articles of Organization. Except only as provided in the following paragraph in this Section, if a quorum of the Members has been obtained through the written ballots returned by the Members, the vote of at least a majority of the outstanding Units which are represented by the written ballots which have been timely and properly returned by the Members shall be the act of the Members with respect to all votes, acts, matters, decisions, questions or other determinations whatsoever which are presented to the Members only by written ballot, including with respect to all of the matters listed in the preceding sentence.

The Directors shall be elected by a plurality of the votes cast by the Units at a meeting of the Members at which a quorum is present, or, if the vote on the election of the Directors was taken only by a written ballot, by a plurality of the votes cast by the Units represented by the written ballots and for which at least a quorum of the Units was represented by such written ballots. This paragraph applies to the election of Directors by the Members under both Section 4.2 and Section 4.10.

At all meetings of the Members, the Chairman, or in the absence of the Chairman, the Vice Chairman, or in the absence of the Vice Chairman, the individual designated by the vote of the Members holding at least a majority of the outstanding Units represented at the meeting in question, shall preside over and act as chairperson of the meeting. At all meetings of the Members, the Secretary, or in the absence of the Secretary, the individual designated by the chairperson of the meeting in question, shall act as secretary for the meeting. The business at all meetings of the Members shall be transacted in such order and with such procedures as the chairperson may from time to time determine.

The Members may adopt rules and regulations for the conduct of the meetings of the Members, so long as such rules and regulations are not inconsistent with the Articles of Organization, this Agreement or applicable law.

6.9 Proxies; Voting by Ballots. At all meetings of the Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact of the Member. Any such proxy must be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise expressly provided in the proxy.

The Directors may determine that the vote on any one or more matters to be voted on by the Members may be taken only by a written ballot, without a meeting of the Members, or may include the use of a written ballot as part of or in connection with a meeting of the Members. The Directors may establish the form of written ballot and all such methods, processes and procedures for the use of written ballots as the Directors determine to be appropriate from time to time, including for the return and delivery of written ballots to the Company, the opening and tabulation of the results of the voting on matters voted upon by written ballot, the revocation of a written ballot by a Member, and the period of time during which the Company will accept the return of written ballots or will allow the revocation of a written ballot.

A Member who is not present in person at a Member meeting but who has returned a written ballot with respect to any matter which is presented to the Members at such meeting shall be counted present for purposes of determining whether a quorum is present to act on the matter, but shall not be counted present for purposes of determining the presence of a quorum to transact any other business at the Member meeting in question.

If a written ballot is properly completed and timely returned, the Units represented by the written ballot will be voted in accordance with the specifications provided in the written ballot.

No proposals may be made by any Member or any Director from the floor at any meeting of the Members with respect to any matter which was presented to the Members by written ballot pursuant to this Section, including to table any such matter.

The use of a written ballot for any matter to be voted upon by the Members shall not be deemed to be or constitute a solicitation of votes on behalf of the Directors or to otherwise be a solicitation of votes or of a proxy on behalf of any Person.

6.10 Action Without a Meeting; Telephonic Meetings. Any action required or permitted to be taken at a meeting of the Members (whether an annual or special meeting) may be taken without a meeting and without notice if (i) the action is taken by the Members holding at least seventy-five percent (75%) of the outstanding Units, and (ii) one or more written consents or written actions describing the action taken are signed by such Members. Any such written consent or written action shall be effective when the last such Member signs the written consent or written action, unless the written consent or written action specifies a different effective date. The record date for determining the Members entitled to take action without a meeting shall be the date the first Member signs the written consent or written action in question. Any such written consent or written action shall be placed in the minute book of the Company or otherwise retained in the records of the Company. The Company shall forward prompt notice of the taking of action without a meeting by the Members to each Member who did not sign the written consent or written action in question. Any written consent or written action of the Members may be executed in counterparts, and may be given and received by the Company and any or all of the Members by any form of electronic transmission as provided in Section 12.1.

The Members may hold any meeting, and any Member may participate in any meeting, by any means of communication, including telephone or video conference call or other telecommunications equipment or methods, by means of which all of the Members participating in the meeting can simultaneously hear each other during the meeting. A Member participating in a meeting by any such means or methods is deemed to be in attendance at and present in person at the meeting.

6.11 Member Representative. Any Member that is not an individual may designate and appoint one or more individuals to act as the representative of the Member for all purposes related to the Company, including for purposes of participation of the Member in all meetings of the Members, the voting of the Units of the Member, the execution of any written consent or written action evidencing action of the Members taken without a meeting, and the giving of a proxy by the Member. A Member may change the identity of any of the Member's representatives at any time and from time to time, but shall provide written notice thereof to the Chairman, the President or the Secretary, with any such notice to only be effective upon receipt by the Chairman, the President or the Secretary. Any action taken by any individual who has been designated by a Member pursuant to this Section shall be binding upon such Member and may be relied upon, and acted on, by the Company, the Directors and all of the Members, without inquiry to, or confirmation from, such Member or any other individual who has been designated by the Member pursuant to this Section.

6.12 Waiver of Notice. A Member may waive any notice required by applicable law or this Agreement if the waiver is in writing and is signed by the Member, and whether before or after the date and time stated in such notice. A waiver of notice shall be equivalent to notice in due time as required by applicable law or this Agreement. The attendance of a Member (in person or by proxy or written ballot pursuant to Section 6.9) at, or participation in, a meeting shall constitute a waiver of notice of such meeting and of objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the Member, at the beginning of the meeting or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

ARTICLE 7
CONTRIBUTIONS TO THE COMPANY, UNITS AND CAPITAL ACCOUNTS

7.1 Units; Issuance of Units. Each Member's Capital Contribution shall be represented by Units, but the Directors may determine to issue Units to a Person without the Person making a Capital Contribution, or being obligated to make a Capital Contribution, to the Company.

An unlimited number of Units are hereby authorized.

The number of Units to be issued to any Additional Member and any Capital Contribution for such Units shall be determined by the Directors as provided in Section 9.4, subject only to Sections 4.15(e), 4.15(f) and 4.15(g).

The Directors shall also determine the number of Units, if any, which shall be issued from time to time to any existing Member and any Capital Contribution for any such Units, subject only to Sections 4.15(e), 4.15(f) and 4.15(g).

No subsequent Capital Contributions may be required of any Member unless otherwise expressly agreed to at the time of, or as imposed as a condition to, the issuance of Units to the Member in question.

No Member shall have any preemptive or other right to acquire any Units as the Directors may from time to time determine to issue to any Person.

7.2 Capital Accounts.

(a) A separate Capital Account will be maintained for each Member. Each Member's Capital Account will be increased by (i) the amount of money contributed by such Member to the Company; (ii) the Gross Asset Value (as defined in Section 7.4) of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (iii) the amount of Net Profits allocated to such Member. Each Member's Capital Account will be decreased by (i) the amount of money distributed to such Member by the Company; (ii) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (iii) the amount of Net Losses allocated to such Member; and (iv) the Member's share of expenditures described in Section 705(a)(2)(B) of the Code, unless such expenditures have already been deducted in determining Net Profits or Net Losses, as the case may be.

(b) In the event of a permitted sale or exchange of a Unit, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Unit, subject to Section 9.5.

(c) The manner in which Capital Accounts are to be maintained pursuant to this Section is intended, and shall be construed, so as to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, and in the event there exists any inconsistency, the Code and said Treasury Regulations shall control.

(d) Upon liquidation of the Company, distributions will be made to the Members in accordance with Section 10.2.

7.3 No Demand of Member Capital. A Member shall not be entitled to demand or receive from the Company the return of the Member's Capital Contribution or Capital Account, or the liquidation of the Member's Units, until the Company is dissolved in accordance with this Agreement.

7.4 Gross Asset Value. The term "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Directors.

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Directors, as of the following times or such other times as permitted by the Treasury Regulations: (i) the acquisition of a Unit or Units by any Additional Member or any existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Unit; and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that adjustments pursuant to the preceding clauses (i) and (ii) shall be made only if the Directors determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as determined by the Directors.

(d) The Gross Asset Values of Company assets shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Directors determine that an adjustment pursuant to subparagraph (b) immediately above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) Notwithstanding anything in this Agreement which may appear to be to the contrary, if the Gross Asset Value of any asset differs from its adjusted tax basis for federal income tax purposes at the beginning of any Fiscal Year, then the depreciation for such asset shall, for purposes of determining each Member's Capital Account, be determined in accordance with its Gross Asset Value and not its adjusted tax basis, and the Gross Asset Value of such asset shall be adjusted to account for such depreciation.

7.5 Units May Be Referred to as Stock, Shares or Securities. The Units may be referred to as "stock", "shares", "securities" or other terms in any reports or other documents required to be filed by the Company or any Member with any governmental or regulatory authority, including the Securities and Exchange Commission, if required by, or as may be necessary or appropriate in order to be consistent with, any such report or document or any applicable law, rule or regulation.

ARTICLE 8
ALLOCATIONS AND INCOME TAX; DISTRIBUTIONS

8.1 Allocations of Profits and Losses from Operations.

(a) Except as may be otherwise required by Section 704(c) of the Code, the Net Losses and the Net Profits of the Company for each Fiscal Year shall be allocated among the Members pro rata based upon the respective number of Units held by the Members. Any credit available for income tax purposes shall be allocated among the Members in like fashion.

(b) Notwithstanding subparagraph (a) immediately above, no loss shall be allocated to a Member if such allocation would cause such Member's Adjusted Capital Account to become negative or to increase the negative balance thereof.

(c)(1) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance of the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this subparagraph (c)(1) shall only be made if and to the extent such Member would have a deficit balance in the Member's Adjusted Capital Account after all other allocations provided for in this Section 8.1 have been made as if this subparagraph (c)(1) were not in this Agreement.

(2) In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, if any, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of subparagraphs 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subparagraph (c)(2) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 8.1 have been made as if subparagraph (c)(1) immediately above and this subparagraph (c)(2) were not in this Agreement.

(d)(1) Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, and notwithstanding any other provision of this Section 8.1, if there is a net decrease in partnership minimum gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in partnership minimum gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This subparagraph (d)(1) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(2) Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, and notwithstanding any other provision of this Section 8.1, if there is a net decrease in partner nonrecourse debt minimum gain attributable to a partner nonrecourse debt during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This subparagraph (d)(2) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(3) Nonrecourse deductions for any Fiscal Year shall be specially allocated among the Members pro rata based upon the respective number of Units held by the Members.

(4) Any partner nonrecourse deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(e) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(f) Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this subparagraph (f) shall only be made with respect to allocations pursuant to subparagraph (e) immediately above to the extent the Directors determine that such allocations will otherwise be inconsistent with the economic agreement among the Company and the Members as set out in this Agreement.

(g) The Directors shall have discretion, with respect to each Fiscal Year, to (i) apply the provisions of subparagraph (f) immediately above in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (ii) divide all allocations pursuant to subparagraph (f) immediately above among the Members in a manner that is likely to minimize such economic distortions.

8.2 Distributions. All distributions of cash or other property to the Members shall be made to the Members pro rata based upon the respective number of Units held by the Members. All such distributions shall only be made in such amounts and at such times as are determined by the Directors from time to time, but subject to Section 8.3. Without limiting the generality of the foregoing, the Directors have the authority to make the determination of whether any distribution which is declared by the Directors shall be made in the form of cash, debt, property or otherwise.

The record date for the determination of the Members entitled to receive a distribution shall be the date determined by the Directors, but in the absence of the Directors specifying a record date for a distribution, the date on which the resolution declaring the distribution to the Members is adopted by the Directors shall be the record date for such distribution.

All amounts withheld pursuant to the Code or any provisions of foreign, federal, state or local tax law with respect to any payment or distribution to any Member or Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section.

This Section is not applicable to distributions payable to the Members upon the dissolution and winding up of the Company, which distributions are governed by Section 10.2.

8.3 Limitation Upon Distributions. A distribution shall not be made to any Member pursuant to Section 8.2 if, after giving it effect, either of the following would result: (i) the Company would not be able to pay its debts as they became due in the usual course of business, or (ii) the Company's total assets would be less than the sum of its total liabilities, plus the amount that would be needed, if any, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any Members, if any, whose preferential rights are superior to the rights of the Members receiving the distribution. The Directors may base a determination that a distribution is not prohibited under this Section on any financial statements or other documents or any other valuations or methods permitted by the Iowa Act.

8.4 No Interest on Capital Contributions. No Member shall be entitled to interest on the Member's Capital Contribution.

8.5 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company.

8.6 Returns and Other Elections. The Directors shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections required or permitted to be made by the Company under federal, state or foreign tax or other laws shall be made by the Directors, including the following:

(a) to the extent permitted by applicable law and regulations, to elect to use an accelerated depreciation method on any depreciable unit of the assets of the Company; and

(b) in the event of a transfer of all or part of any Unit of any Member, to elect, pursuant to Sections 734, 743 and 754 of the Code, to adjust the basis of the assets of the Company.

8.7 Tax Matters Partner. The Directors may designate the Tax Matters Partner of the Company for purposes of Chapter 63 of the Code and the Treasury Regulations thereunder. The Tax Matters Partner may be changed from time to time by the Directors.

ARTICLE 9
TRANSFERABILITY OF UNITS; SUBSTITUTE MEMBERS;
ADDITIONAL MEMBERS

9.1 Assignment of Units. A Member may not sell, transfer, assign or otherwise dispose of or convey any or all of the Member's Units, in whole or in part and whether voluntarily or involuntarily (including under or pursuant to any pledge or other collateral or security agreement) or by operation or any act or process of law or equity, or otherwise, or pledge, hypothecate, grant a security interest, lien, or other encumbrance in or against any or all of the Member's Units (with each and all of the foregoing generally and collectively referred to in this Article as an "assignment"), except with the prior approval of the Directors and in compliance and accordance with all such policies and procedures as may be adopted from time to time by the Directors. The Directors may adopt and implement such policies and procedures (collectively, and as amended from time to time, the "Unit Assignment Policy") for any reasonable purpose, as determined by the Directors. A reasonable purpose shall in all events include prohibiting, restricting, limiting, delaying or placing conditions on any assignment which, alone or together with any previous assignments or other assignments that are known or intended or that may reasonably be anticipated, would or might reasonably be determined to (i) violate or cause the Company to violate or to otherwise be in noncompliance with any applicable law, rule, regulation or order, including any foreign, federal, state or local securities law, rule, regulation or order; (ii) cause the Company to be taxed as a corporation for tax purposes, including by reason of Section 7704 of the Code; (iii) result in the termination of the Company or the Company's tax year for tax purposes, including under Section 708 of the Code, or cause the application to the Company of Sections 168(g)(1)(B) or 168(h) of the Code or similar or analogous rules; (iv) violate any term or condition of this Agreement, including Section 5.7; (v) violate or cause the Company to violate or to otherwise be in noncompliance with any law, rule, regulation or order applicable to the Company's selection or use of its then current fiscal year, including under Section 444 of the Code; (vi) require the Company to become licensed, registered or regulated as an investment company, a broker-dealer or any other form of regulated entity under any applicable foreign, federal, state or local law, rule, regulation or order; or (vii) create or result in any fractional Units. The Company shall make a copy of the then current Unit Assignment Policy available to each Member upon the Member's reasonable request from time to time.

An assignment of a Unit does not entitle the assignee to vote the Units or to otherwise participate in the management of the Company, or to become or to exercise any voting or management rights of a member of the Company, but rather only entitles the assignee to receive the allocations and distributions to which the assignor would have otherwise been entitled to with respect to such Unit, unless and until the assignee also complies with Section 9.2.

An assignment of a Unit does not release the assignor from any debts, liabilities or obligations of the assignor to the Company.

The Directors shall not be required to act upon any proposed assignment of any Unit until the next regularly scheduled meeting of the Directors which follows the date on which the Company receives a completed and executed unit assignment application from the assignor and the assignee and in form and content acceptable to the Directors. An assignment of a Unit which is approved by the Directors shall be effective for all purposes (including for purposes of allocations and distributions) as of the date determined by the Directors, but such date must be within 32 days of the date of the approval of the assignment by the Directors.

9.2 Right of Assignee to Become a Substitute Member. An assignee of a Unit pursuant to an assignment made in accordance with Section 9.1 and the Unit Assignment Policy who is not already a Member at the effective time of the assignment may become a Substitute Member with respect to the Unit if the assignee executes and delivers to the Company an addendum or agreement, in form and content acceptable to the Directors or the President, whereby, among such other terms as may be required by the Directors or the President, such assignee shall accept, adopt and otherwise become a party to the Articles of Organization and this Agreement. No vote or consent of any of the Directors or the Members shall be necessary in order for such an assignee to become a Substitute Member; provided, however, that the assignee shall become a Substitute Member effective as of the date determined by the Directors, but such date must be within 32 days of the date the Directors receive the addendum or agreement contemplated by this paragraph.

An assignee of a Unit pursuant to an assignment made in accordance with Section 9.1 and the Unit Assignment Policy and who is already a Member at the effective time of the assignment shall become a Substitute Member with respect to the Unit effective immediately upon the effective time of the assignment, and such assignee shall be conclusively deemed to have accepted the Unit subject to and upon the terms and conditions of the Articles of Organization and this Agreement. The Directors or the President may, however, require such an assignee to execute and deliver to the Company an addendum or agreement, in form and content acceptable to the Directors or the President, whereby, among such other terms as may be required by the Directors or the President, such assignee confirms that the assignee has accepted, adopted and is a party to the Articles of Organization and this Agreement.

The Company may, in its sole discretion, require the assignee and/or the assignor in any assignment to pay and reimburse the Company for all costs and expenses incurred by the Company in connection with the assignment, including legal and accounting fees.

An assignee who has become a Substitute Member has, with respect to the Units assigned, all of the rights and powers, and is subject to all of the restrictions and liabilities, of a Member under the Articles of Organization, this Agreement and the Iowa Act.

In the event an assignee is a minor or is otherwise legally unable to execute the addendum or agreement contemplated by this Section, the addendum or agreement shall be executed by the assignee's conservator or other guardian or legal representative.

9.3 Assignments Not In Compliance With this Agreement. An assignee of Units pursuant to an assignment which was not made in accordance with this Agreement and the Unit Assignment Policy shall not have any rights whatsoever as a Member (whether to receive allocations or distributions, any notices to Members, to vote, or otherwise) unless and until such assignee has complied with the terms and conditions of this Agreement and the Unit Assignment Policy, and such assignment shall be of no force and effect whatsoever until such compliance has been obtained and satisfied.

9.4 Admission of Additional Members. Subject only to Sections 4.15(e), 4.15(f) and 4.15(g), the Directors may at any time and from time to time admit any Person as a Member by the sale and issuance of such number of Units to the Person and upon such other terms and conditions as are determined by the Directors, including the nature and amount of any Capital Contribution to be made by the Person for such Units. A Person shall be admitted as a Member with respect to the Units in question upon receipt by the Company of (i) the Person's Capital Contribution, if any, and (ii) an executed addendum or other agreement satisfactory to the Directors or the President whereby, among such other terms as may be required by the Directors or the President, the Person accepts, adopts and otherwise becomes a party to the Articles of Organization and this Agreement; or at such earlier or later date as may be specified by the Directors at the time of acceptance of the Person's Capital Contribution or the issuance of the Units to the Person. No subsequent Capital Contributions may be required of any Member unless otherwise expressly agreed at the time of, or as imposed as a condition to, the issuance of Units to the Member in question.

9.5 Allocations to Assignees and to Additional Members. No assignee of a Unit or Additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Directors may, at the time an assignee or Additional Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to the assignee or Additional Member for that portion of the Company's Fiscal Year in which the assignee or Additional Member, as the case may be, was admitted, in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

9.6 Repurchase of Units by the Company. Any Member may at any time, but has no obligation to, tender any or all of the Units owned by that Member to the Company for purchase by the Company in accordance with the following:

(a) Any Member desiring to tender any of the Units owned by the Member to the Company (the "Tendering Member") must provide written notice of such desire to the Company (the "Tender Notice"). The Tender Notice must include, at a minimum, the name of the Tendering Member, the number of Units being tendered to the Company (the "Tendered Units"), and a statement that the tender is being made pursuant to this Section. The Company may require the Tender Notice to be on a form provided by the Company. A Tender Notice may be revoked at any time prior to the acceptance of the Tender Notice by the Company, by the Tendering Member providing written notice to that effect to the Company, but any such revocation notice shall only be deemed effective when received by the Company. The Company will consider Tender Notices in the order in which they are received by the Company.

(b) Subject to the satisfaction of the UMS Condition (as that term is defined in subparagraph (g) below), the Company shall have the right and option, but shall not be obligated, to purchase all, but not less than all, of the Tendered Units at any time within 45 days after the date on which the Company receives the Tender Notice. The Company may exercise such right and option by giving written notice thereof to the Tendering Member (the "Exercise Notice") at any time within such 45-day period. If the Company fails to give an Exercise Notice within that 45-day period, the Company shall be deemed to have declined to exercise its right and option to purchase the Tendered Units.

(c) If the Company elects to purchase the Tendered Units, the closing of the sale and purchase shall occur on the date specified by the Company in the Exercise Notice (the "Closing Date"); provided, however, that the Closing Date must be at least 60 calendar days after, and shall not be more than 90 calendar days after, the date on which the Company received the Tender Notice.

(d) The per-Unit purchase price for the Tendered Units shall be the Discounted Average UMS Price (as that term is defined below) during the calendar quarter last ended before the date on which the Company received the Tender Notice. The Discounted Average UMS Price shall accordingly only be established four times during the Company's taxable year.

(e) The aggregate purchase price payable by the Company for the Tendered Units shall be payable by the Company in full, by check of the Company, on the Closing Date upon receipt of the certificate or certificates for the Tendered Units from the Tendering Member, duly endorsed for transfer or accompanied by separate transfer powers in form and content acceptable to the Company.

The Tendering Member shall be deemed, by submitting the Tender Notice to the Company and by surrendering the certificates for the Tendered Units to the Company, to represent and warrant to the Company that all of the Tendered Units are being sold and transferred to the Company free and clear of any and all liens, restrictions on transferability, reservations, security interests, pledge agreements, buy-sell agreements, tax liens, charges, contracts of sale, voting agreements, voting trusts, options, proxies and other claims, demands, encumbrances and restrictions whatsoever. The Tendering Member shall defend, indemnify and hold the Company harmless from and against any suit, action, proceeding, claim, counterclaim, loss, liability, damage, amount, cost and/or expense (including court costs and attorneys' fees) in any way related to, connected with or arising or resulting from any breach of that representation and warranty by the Tendering Member.

(f) The term "Discounted UMS Average Price" means the amount determined by subtracting (1) the amount which is twenty percent (20%) of the UMS Average Price (as that term is defined below), from (2) the UMS Average Price. The term "UMS Average Price" means the amount determined by dividing (1) the aggregate amount paid by all buyers of Units pursuant to the Unit Matching Service (as that term is defined below) of the Company in transactions which closed during the calendar quarter last ended before the date on which the Company received the Tender Notice, by (2) the aggregate number of Units sold to those buyers. The term "Unit Matching Service" means the unit matching service as made available by the Company from time to time on the Company's website. The Company has no obligation, however, to continue to maintain the Unit Matching Service.

(g) The Company's right and option to purchase any Tendered Units pursuant to this Section is conditioned upon there having been at least two sales of Units pursuant to the Unit Matching Service which closed during the applicable calendar quarter (the "UMS Condition"), and if the UMS Condition is not satisfied and met, the Tender Notice shall be deemed to be of no force or effect and the Company shall notify the Tendering Member of such fact.

This Section is intended to constitute a redemption or repurchase agreement under Section 1.7704-1(f) of the Treasury Regulations, as amended from time to time, and is intended to, and shall be interpreted so as to, meet the requirements of Section 1.7704-1(f) of the Treasury Regulations. Without limiting the Company's right to decline to purchase any Tendered Units, for any reason and in the Company's sole discretion, the Company shall decline to purchase any Tendered Units pursuant to this Section if such purchase would cause a violation of Section 1.7704-1(f) of the Treasury Regulations.

ARTICLE 10
DISSOLUTION AND TERMINATION

10.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) at the time or on the happening of an event expressly specified in the Iowa Act to cause dissolution, which at the date of this Agreement were the events specified in Sections 490A.1302 and 490A.1312 of the Iowa Act; or

(b) upon the affirmative vote of the Members taken or obtained in accordance with Article 6.

10.2 Distribution of Assets Upon Dissolution. Upon the winding up of the Company, the assets of the Company shall be distributed in the following order:

(a) to creditors, including Members who are creditors (to the extent permitted by applicable law) in satisfaction of the liabilities of the Company, other than for distributions to Members under Sections 490A.803 or 490A.805 of the Iowa Act;

(b) to the Members and former members of the Company in satisfaction of liabilities for distributions, if any, under Sections 490A.803 or 490A.805 of the Iowa Act;

(c) to the Members in proportion to, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the Company's Fiscal Year in which the dissolution occurs; and then

(d) to the Members, pro rata based upon the respective number of Units held by the Members.

10.3 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provisions therefor have been made and all of the remaining property and assets of the Company have been distributed to the Members, articles of dissolution and any other necessary or appropriate documents, as determined by the Directors, shall be executed and filed with the Iowa Secretary of State and with such other governmental, regulatory or other authorities as are determined by the Directors. Thereafter, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as may be expressly provided in the Iowa Act. The Directors and the officers of the Company shall have authority to distribute any property or assets of the Company discovered after dissolution, convey real estate and take all such other action as the Directors or the officers may determine to be necessary or appropriate on behalf of and in the name of the Company.

10.4 Winding Up. Upon dissolution each Member shall look solely to the assets of the Company for the return of the Member's Capital Account or to pay any distributions owed to the Member. If the Company property remaining after the payment or discharge of the debts, liabilities and obligations of the Company is insufficient to return the Capital Account of a Member, or to pay any distributions owed to the Member, such Member shall have no recourse against the Company, any Director, any officer of the Company or any other Member. Further, no Member shall be required to restore any deficit in the Member's Capital Account and any such deficit shall not be treated as an asset of the Company. The winding up of the affairs of the Company and the distribution of its property and assets shall be conducted exclusively by the Directors and the officers of the Company, and the Directors and the officers of the Company are hereby authorized to take all actions necessary or appropriate to accomplish such winding up and distribution, including selling any property or assets of the Company the Directors or any officer deem necessary or appropriate to sell and the actions permitted by Sections 490A.1306 and 490A.1307 of the Iowa Act.

ARTICLE 11
INDEMNIFICATION

The Company shall indemnify and advance or reimburse expenses to each Director and each officer of the Company for liability incurred by them in such capacities, or arising out of their status as such, to the full and maximum extent authorized or permitted by the Iowa Act or other applicable law, but the Company shall, at a minimum, in all events indemnify each Director and each officer of the Company for liability, and advance or reimburse expenses to each Director and to each officer of the Company, to the same extent, and to the full and maximum extent, that a corporation has authority to indemnify and advance or reimburse expenses to a director under the Iowa Business Corporation Act, including pursuant to the exercise of all permissive powers of indemnification under the Iowa Business Corporation Act.

If the Iowa Act, the Iowa Business Corporation Act or other applicable law is hereafter amended to authorize broader, additional or further indemnification, then the indemnification obligations of the Company shall be deemed to be amended automatically, and without any further action, to require indemnification and advancement and reimbursement of funds to pay for or reimburse expenses of the Directors and the officers of the Company to the full and maximum extent then permitted by law. Any repeal or modification of this Article, the Iowa Act, the Iowa Business Corporation Act or other applicable law shall not limit or adversely affect any indemnification or other obligations of the Company under this Article with respect to any acts or omissions occurring, in whole or in part, on or at any time prior to, or any state of facts existing, in whole or in part, at or any time prior to, the time of such repeal or modification. Each Person who is now serving or who shall hereafter serve as a Director or an officer of the Company shall be deemed to be doing so in reliance upon the rights provided for in this Article, and such rights shall continue as to a Person who has ceased to be a Director or an officer of the Company, as the case may be, and shall inure to the benefit of the heirs, executors, legal or personal representatives, administrators and successors of such a Person. If this Article or any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director and officer of the Company to the full and maximum extent permitted by any portion of this Article that shall not have been invalidated.

Except only as may be limited by the express and affirmative requirements of the Iowa Act, the indemnification and advancement and reimbursement of expenses provided by or granted pursuant to this Article shall not be deemed exclusive of any other rights which a Director or an officer of the Company may have or hereafter acquire or become entitled to under any law or regulation, the Articles of Organization, this Agreement or another agreement, vote of the Directors, vote of the Members or otherwise.

The Company may, by action of the Directors, provide indemnification to such of the Members, employees and agents of the Company, and to such extent and to such effect, as the Directors may from time to time determine to be appropriate.

The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was a Director, Member, officer, employee or agent of the Company, or while a Director, Member, officer, employee or agent of the Company, is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee or agent of a limited liability company, corporation, partnership, limited partnership, joint venture, trust, employee benefit plan or other Person, entity or enterprise, against any liability asserted against such Person and incurred by such Person in such capacity, or arising out of such Person's status as such, and whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Article, the Iowa Act or otherwise. The Company may create a trust fund, grant a security interest and/or use other means (including letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing for indemnification to the maximum extent permitted by law and including as a part thereof any or all of the foregoing, to ensure the payment of such sums as may be necessary to effect full indemnification. The Company's obligation to make indemnification and to pay expenses pursuant to this Article shall be in excess of any insurance purchased and maintained by the Company and such insurance shall be primary. To the extent that indemnity or expenses of a Person entitled to indemnification and payment of expenses pursuant to this Article are paid on behalf of or to such Person by such insurance, such payments shall be deemed to be in satisfaction of the Company's obligation to such Person to make indemnification and to pay expenses pursuant to this Article.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1 Notices. Subject to the last paragraph in this Section, all notices, demands, requests and other communications desired or required to be given hereunder ("Notices"), shall be in writing and shall be given by: (i) hand delivery to the address for Notices; (ii) delivery by overnight courier service to the address for Notices; or (iii) sending the same by United States mail, postage prepaid, addressed to the address for Notices.

Subject to the last paragraph in this Section, all Notices shall be deemed given and effective upon the earlier to occur of: (i) the hand delivery of such Notice to the address for Notices; (ii) one business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or (iii) three business days after depositing the Notice in the United States mail as set forth in the preceding paragraph.

Subject to the last paragraph in this Section, all Notices to a Director or a Member shall be addressed to the address of the Director or Member, as the case may be, as it appears in the Company's records, and all Notices to the Company shall be sent to the principal office and to the registered agent and office of the Company as set forth in the records of the Iowa Secretary of State, or to such other Persons or at such other place as the Director, Member or the Company, as the case may be, may by Notice designate as a place for service of Notice.

Notwithstanding the foregoing or any other term or condition of this Agreement, or otherwise, which may appear to be to the contrary, any notice, demand, request or other communication desired or required to be given by the Company under this Agreement may be given by the Company to a Director or to a Member by any form of electronic transmission, and any notice given by any form of electronic transmission shall be deemed to be the equivalent of written notice for all purposes, and such electronic transmission and notice shall be deemed to be given and effective upon the Company's transmission thereof to the Director or the Member in question. An electronic transmission may include any process of communication not involving the physical transfer of paper that is suitable for the retention, retrieval and reproduction of information by the recipient, and shall include e-mail to the last e-mail address as may from time to time be supplied to the Company by any Director or Member. Each Director and Member shall be responsible for notifying the Company in writing of any change in the e-mail address of such Director or Member. Notwithstanding any term or condition of this Agreement, or otherwise, which may appear to be to the contrary, any written consent or written action by any Director or by any Member may also be given and received by the Company and by the Director or the Member, as the case may be, by any form of electronic transmission.

12.2 Application of Iowa Law. This Agreement, and the application and interpretation hereof, shall be governed by and construed in accordance with the laws of the State of Iowa, and specifically the Iowa Act, but without regard to provisions thereof relating to conflicts of law. In the event of any conflict or inconsistency between any term or condition of this Agreement and any provision of the Iowa Act, the term or condition of this Agreement shall, unless otherwise expressly and affirmatively prohibited by the Iowa Act, govern and control to the full extent of such conflict or inconsistency.

12.3 Waiver of Action for Partition. Each Member unconditionally and irrevocably waives any right that the Member may have to maintain any action for partition with respect to any of the assets or properties of the Company.

12.4 Execution of Additional Instruments; Power of Attorney to Directors. Each Member agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations, or to evidence the authority of the Directors or the officers of the Company under this Agreement.

Without limiting the generality of the foregoing, and in addition thereto, each Member hereby constitutes and appoints each and all of the Directors, acting singly or together, as the Member's true and lawful agent and attorney in fact, with full power and authority and in such Member's name, place and stead, to make, execute, acknowledge, deliver, file and record all such documents and instruments as may be appropriate to carry out the intent and purposes of this Agreement or the business and affairs of the Company, including any amendments or restatements of this Agreement or the Articles of Organization as may be approved or adopted by the Directors and/or the Members from time to time in accordance with this Agreement. The foregoing power of attorney is coupled with an interest and shall be irrevocable and survive the death or incapacity of each Member, may be exercised by the Directors by a single signature of a Director acting as attorney in fact for all of the Members, and shall survive any assignment of Units by a Member.

12.5 Construction. Words and phrases in this Agreement shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context, including, without limitation, all references to "Directors" or "Director" or to "Members" or "Member" during any period of time that the Company only has, respectively, one Director or one Member. The use of the words "herein", "hereof", "hereunder" and other similar compounds of the word "here" refer to this entire Agreement and not to any particular article, section, paragraph or provision. Any reference to an "Article" or a "Section" or "Schedule" in this Agreement is to the article, section or schedule of this Agreement, unless otherwise expressly indicated. The words "include", "includes" and "including" are used in this Agreement in a nonexclusive manner and fashion, that is so as to include, but without limitation, the items, facts or matters in question. Any reference in this Agreement to a section of the Iowa Act or the Code shall, unless otherwise expressly provided in this Agreement, be a reference to such section as amended from time to time, and to the extent necessary, to any successor section or redesignated section. This Agreement shall not be construed more strongly against any Director or Member regardless of who was more responsible for its preparation.

12.6 Headings and Captions. The headings, captions or titles of articles, sections and paragraphs in this Agreement are provided for convenience of reference only, and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions.

12.7 No Waiver. No failure or delay on the part of the Company, any Director, any officer of the Company or any Member in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as may be otherwise expressly provided in this Agreement, the remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the Company, any Director, any officer of the Company or any Member at law, in equity or otherwise.

12.8 Severability. In the event any provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue to be valid and enforceable. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable as written, but valid, legal and enforceable if modified, then such provision shall be deemed to be amended to such extent as shall be necessary for such provision to be valid, legal and enforceable and it shall be enforced to that extent. Any finding of invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.9 Binding Effect on Heirs, Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, the Directors, the officers of the Company, the Members and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Company, the Directors, the officers of the Company, the Members, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, liabilities or obligations under or by reason of this Agreement.

12.10 Creditors. Without limiting Section 12.9, none of the provisions of this Agreement are for the benefit of, or are enforceable by, any creditor of the Company.

12.11 Counterparts. This Agreement may be executed by one or more of the Members on any number of separate counterparts or addendums (including by e-mail or facsimile transmission), and said counterparts and addendums taken together shall be deemed to constitute one and the same Agreement.

12.12 Entire Agreement. The Articles of Organization, this Agreement, the Unit Assignment Policy and any exhibits and schedules to this Agreement constitute the entire agreement pertaining to the subject matters of this Agreement and supersede all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings in connection with the subject matters of this Agreement. Any exhibits and schedules are incorporated into this Agreement as if set forth in their entirety and constitute a part of this Agreement. This Agreement supersedes and replaces in entirety the Original Operating Agreement.

12.13 Indemnification; Specific Performance. Each Member shall defend, indemnify and hold the Company, the Directors and each of the other Members harmless from and against any suit, proceeding, action, claim, counterclaim, loss, liability, damage, cost and/or expense (including attorneys' fees and court costs) in any way related to, connected with or arising or resulting from any misrepresentation or any breach or nonfulfillment of, or default under, any term or condition of this Agreement by the Member, including any breach or nonfulfillment of, or default under, Article 9.

Each Member respectively acknowledges and agrees that the Company and the other Members shall be entitled to, and hereby instructs and directs any court or other authority to grant the Company and the other Members, specific performance of the duties and obligations of the Member under Section 5.7 and Article 9.

12.14 Consent to Jurisdiction. The Company, each Director, each officer of the Company and each Member hereby submit to the non-exclusive jurisdiction of any United States Federal or Iowa District court sitting in Des Moines, Iowa in any action or proceeding arising out of or relating to this Agreement, and the Company, each Director, each officer of the Company and each Member hereby agree that all claims in respect of any such action or proceeding may be heard and determined in any such United States Federal or Iowa District court. The Company, each Director, each officer of the Company and each Member waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in any such courts. The Company, each Director, each officer of the Company and each Member consent to the service of any and all process in any such action or proceeding brought in any court in or of the State of Iowa by the delivery of copies of such process to them at the address specified for Notices for them.

12.15  Waiver of Jury Trial. The Company, each Director, each officer of the Company and each Member hereby waive any right to a jury trial with respect to and in any action, proceeding, suit, claim, counterclaim, demand or other matter whatsoever arising out of this Agreement.

IN WITNESS WHEREOF, this Agreement is made and entered into as of the 29th day of June, 2007.

MEMBERS

By:	/s/ William Couser
William Couser, Director and
as Attorney In Fact for the Members

[SIGNATURE PAGE TO AMENDED AND RESTATED OPERATING AGREEMENT OF
LINCOLNWAY ENERGY, LLC DATED AS OF JUNE 29, 2007]

LINCOLNWAY ENERGY, LLC

UNIT ASSIGNMENT POLICY
Effective June 29, 2007

The Directors of Lincolnway Energy, LLC (the "LLC") have adopted the following as the Unit Assignment Policy of the LLC as contemplated by and for purposes of the Amended and Restated Operating Agreement of the LLC. Any words or terms which are used in this Unit Assignment Policy and that are defined in the Amended and Restated Operating Agreement of the LLC shall have those same meanings as used in and for purposes of this Unit Assignment Policy, including, for example, the words "assignment", "Directors" and "Units".

As provided in the Amended and Restated Operating Agreement, an assignment includes any sale, transfer, assignment or other disposition of or conveyance by any Member of any Units, in whole or in part and whether voluntarily or involuntarily (including under or pursuant to any pledge or other collateral or security agreement) or by operation or any act or process of law or equity, or otherwise. An assignment includes any pledge, hypothecation or grant of a security interest, lien or other encumbrance in or against any Units.

All assignments of any Units shall require the prior approval of the Directors, and the Directors may prohibit, restrict, limit, delay or place conditions on any proposed assignment for any reasonable purpose, as determined by the Directors. A reasonable purpose shall in all events include, without limitation, prohibiting, restricting, limiting, delaying or placing conditions on any assignment which, alone or together with any previous assignments or other assignments that are known or intended or that may reasonably be anticipated, would or might reasonably be determined to:

(a) violate or cause the LLC to violate or to otherwise be in noncompliance with any applicable law, rule, regulation or order, including any foreign, federal, state or local securities law, rule, regulation or order;

(b) cause the LLC to be taxed as a corporation for tax purposes, including by reason of Section 7704 of the Code;

(c) result in the termination of the LLC or the LLC's tax year for tax purposes, including under Section 708 of the Code, or cause the application to the LLC of Sections 168(g)(1)(B) or 168(h) of the Code or similar or analogous rules;

(d) violate any term or condition of the Amended and Restated Operating Agreement, including Section 5.7;

(e) violate or cause the LLC to violate or to otherwise be in noncompliance with any law, rule, regulation or order applicable to the LLC's selection or use of its then current fiscal year, including under Section 444 of the Code;

(f) require the LLC to become licensed, registered or regulated as an investment company, a broker-dealer or any other form of regulated entity under any applicable foreign, federal, state or local law, rule, regulation or order; or

(g) create or result in any fractional Units.

The assignor and assignee in each proposed assignment shall provide the LLC with a Unit Assignment Application in a form provided by the LLC, and with all such other documents, instruments and information as are deemed to be necessary or appropriate from time to time by the Directors, including (i) the assignee's taxpayer identification number; (ii) the information necessary to determine the assignee’s initial tax basis in the assigned Units; (iii) all information necessary or appropriate for the LLC to be able to file all required tax returns and other legally required information statements or returns; (iv) evidence that the assignee is properly authorized to acquire the Units and to become a Member and/or that the assignor is authorized to assign the Units to the assignee; and (v) a copy of the agreement between the assignee and the assignor. The agreement between the assignor and the assignee must acknowledge the requirements of the Amended and Restated Operating Agreement and this Unit Assignment Policy.

The LLC reserves the right to require the assignor and/or the assignee in each proposed assignment to provide the LLC with an opinion of counsel for the LLC or for the assignor and/or the assignee, in form and content acceptable to the LLC, to the effect that the proposed assignment shall not have or cause any of the results or effects described in subparagraphs (a) through (g) above in this Unit Assignment Policy.

The LLC also reserves the right to require the assignor or the assignee in each proposed assignment to pay all fees, costs and expenses paid or incurred by the LLC in connection with the assignment, including accountants' and attorneys' fees.

An assignment of a Unit may be made pursuant to and upon the terms and conditions of any unit matching service as may be made available from time to time by the LLC on the website of the LLC in accordance with Section 1.7704-1(g) of the Treasury Regulations.

An assignment of a Unit may be made to the LLC in accordance with Section 9.6 of the Amended and Restated Operating Agreement.

The Directors are not required to act upon any proposed assignment of any Unit until the next regularly scheduled meeting of the Directors which follows the date on which the LLC receives a completed and executed Unit Assignment Application from the assignor and the assignee in form and content acceptable to the Directors.

An assignment of a Unit which is approved by the Directors shall be effective for all purposes (including for purposes of allocations and distributions) as of the date determined by the Directors, but such date must be within 32 days of the date of the approval of the assignment by the Directors.

      The effect of an assignment which is approved by the Directors shall be governed by the Amended and Restated Operating Agreement, and an assignee may become a Substitute Member in accordance with the terms of the Amended and Restated Operating Agreement.